EXHIBIT 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into as of January 1, 2013 (the “Effective Date”), between ION Geophysical Corporation, a Delaware corporation having offices at 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839 (the “Company”), and The Peebler Group LLC (“Consultant”). The Company and Consultant are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

The Parties desire for Consultant to provide consulting services to the Company pursuant to the terms and conditions of this Agreement. The Parties acknowledge that the consulting arrangement described in this Agreement is the consulting arrangement referred to in Section 6(c) of the Employment Agreement dated effective on March 31, 2003, between the Company and Robert P. Peebler, as amended.

The Parties agree as follows:

1.    Services.

(a)    The Company hereby engages Consultant to perform strategic consulting services for the Company’s Board of Directors and Chief Executive Officer (“CEO”) and advisory services on strategic projects to be agreed between Consultant and the CEO (collectively, the “Services”), during the Term.

(b)    The Company enters into this Agreement based on Consultant’s demonstrated ability to perform the Services. Consequently, other than requesting and discussing the Services and providing related information as requested from time to time by Consultant, the Company will not provide Consultant with any training or instructions with respect to the Services.

(c)    In the performance of Services under this Agreement, Consultant agrees that it and its employees will comply with all applicable laws, statutes and regulations relating to providing the Services, including but not limited to, the Foreign Corrupt Practices Act (“FCPA”), environmental laws, employment laws, safety regulations, securities laws and regulations, antitrust laws, intellectual property laws and any other applicable laws, statutes or regulations and to conduct itself and themselves in keeping with high ethical standards. Consultant further agrees that it and its employees will comply with all applicable safety and security regulations and policies while on the Company’s premises and all other policies of the Company and will use its and their best efforts to preserve the business of the Company and the good will of all employees, customers, suppliers and other persons having business relations with the Company. In accordance with the FCPA, neither Consultant nor any of its employees shall make any payment prohibited by the FCPA to any party for the purpose of securing business.

(d)    Consultant shall not utilize the services of any individual, company or other entity (other than Robert P. Peebler) as a subcontractor or an independent contractor to assist in performing the Services unless Consultant obtains the prior written permission of the Company to utilize the services of such subcontractor or independent contractor in connection with the Services.

2.    Term.  The term of this Agreement shall commence on the Effective Date, and shall remain in effect until December 31, 2017 (the “Term”), unless earlier terminated in accordance with Section 16.

3.    Payment to Consultant.

(a)    In consideration for the Services provided by Consultant during the Term, including the obligations of Consultant under Section 5 hereof, the Company shall pay Consultant as follows:

(i)    For the first year of the Term, Consultant shall receive a fee equal to $275,000 per year, payable monthly.

(ii)    For each succeeding year of the Term after the first year, Consultant shall receive a fee equal to $150,000 per year, payable monthly. The Parties acknowledge and agree that, if the frequency and extent of the Services under this Agreement during any such succeeding year materially exceeds the current expectations of the Company and Consultant, CEO and Consultant shall discuss an appropriate increase of fee for each such exceeding year not to exceed an annual fee of $275,000; provided that any such increase for any year shall only take effect upon the written agreement of CEO and Consultant.

(b)    During the Term, the Company shall provide Consultant with use of an office and access to administrative support services, including IT systems services, in its headquarters located in Houston, Texas, when necessary for the Services. Except as stated in the foregoing sentence, Consultant is responsible for payment of expenses related to its own office located outside of the Company’s office, including rent, utilities, telephone, office supplies and similar costs and expenses. The Company will reimburse Consultant for reasonable and necessary out-of-pocket expenses incurred by Consultant at the request of the Company in performance of the Services, in accordance with the Company’s general expense reimbursement policies. Such costs shall be incurred consistent with the Company’s reimbursement policies applicable to its employees. Reasonable transportation expenses incurred by Consultant at the request of the Company will be reimbursed to Consultant. Consultant shall submit to the Company a statement setting forth the related expenses, together with receipts or other supporting evidence as may be reasonably requested by the Company.

(c)    Consultant shall maintain during the Term of this Agreement, and retain not less than three (3) years after the expiration or termination thereof, complete and accurate records of all of Consultant’s costs that are chargeable to the Company under this Agreement. The Company shall have the right, on advance notice and at reasonable times, to inspect and audit those records by authorized representatives of its own or any public accounting firm selected by it.

4.    Confidentiality of the Company’s Business.

(a)    Consultant acknowledges that the business of the Company and its affiliates is highly competitive and that the Company’s books, records and documents, information concerning the Company’s strategies, plans, business, products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning the Company’s customers and business affiliates, the terms of this Agreement, and any other confidential and/or proprietary information and/or trade secrets that have been developed or used by or on behalf of the Company or its affiliates or will be developed and that cannot be obtained readily by third parties from outside sources (collectively, “Confidential Information”), all comprise confidential business information and trade secrets of the Company that are valuable, special and unique proprietary assets of the Company and that Consultant shall have access to in performing the Services under this Agreement. Consultant further acknowledges that protection of the Company’s Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Consultant hereby agrees that it will not, at any time during or after the term of this Agreement, make any unauthorized disclosure of any Confidential Information of the Company or its affiliates, or make any use thereof, except solely for the benefit of, and on behalf of, the Company or its affiliates in the performance of the Services pursuant to this Agreement. Consultant will safeguard the Confidential Information from unauthorized disclosure. Consultant also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company's Confidential Information. Consultant’s obligation under this Section 4 will not extend to information which is or becomes part of the public domain through no action or omission of Consultant.

(b)    If Consultant is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Consultant will promptly notify the Company of such request or requirement so that the Company may, at its cost, seek an appropriate protective order or waiver in compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, Consultant is, in the opinion of Consultant’s counsel, compelled to disclose the Confidential Information, Consultant may disclose only such of the Confidential Information to the party compelling disclosure as is required by law. Consultant shall not be liable for the disclosure of Confidential Information pursuant to the preceding sentence unless such disclosure was caused by Consultant and not otherwise permitted by this Agreement.

(c)    All written Confidential Information (including that portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by or for Consultant) will be returned to the Company promptly upon the Company’s request, and no copies shall be retained by Consultant. Oral Confidential Information and written Confidential Information not so requested or returned will be held by Consultant and kept subject to the terms of this Agreement or destroyed.

5.    Protection of the Company’s Business Interest.

(a)    Consultant agrees that, during the Term and for one year thereafter (such applicable period being referred to herein as the “Non-Compete Period”), Consultant shall not, without the prior written consent of the Company, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the “Business” (as defined in Section 5(c)) of the

Company or any of its subsidiaries or affiliates, except for the account of the Company and its subsidiaries and affiliates; provided, however, that during the Non-Compete Period Consultant may acquire, solely as a passive investment, not more than two percent (2%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Consultant acknowledges that this covenant not to compete is being provided as an inducement to the Company to enter into this Agreement. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction or duly appointed arbitrator to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed by the court or arbitrator to the maximum time or geographic limitations permitted by applicable law.

(b)    Consultant agrees that, during the Term and for one year thereafter, Consultant shall not, either on its own account or for any other person, firm, partnership, corporation, or other entity (i) solicit or induce any employee of the Company or any of its subsidiaries or affiliates to leave such employment or (ii) hire or participate in the hiring of any such employee of the Company or any of its subsidiaries or affiliates.

(c)    As used in this Agreement, “Business” means the business of (i) design, manufacture, marketing or sale of equipment for seismic acquisition, (ii) seismic processing (iii) seismic navigation software or (iv) planning, performing or licensing multi-client seismic surveys.

(d)    In the event that Consultant breaches or violates any of the terms and conditions of Section 5(a) during the Non-Compete Period, then in addition to the other rights and remedies available to the Company hereunder, the Company’s obligations to pay to Consultant any remaining amounts otherwise due and owing under this Agreement shall cease and terminate.

6.    Intellectual Property Rights.

(a)    All information, data, documents and materials provided by the Company to Consultant, or acquired or learned by Consultant from the Company’s files, documents, employees or representatives in connection with the Services, shall remain the sole and exclusive property of the Company. Consultant shall obtain no rights whatsoever, whether under applicable patent, copyright, trade secret laws or otherwise, in such information, data, documents or materials unless specifically provided in writing by the Company.

(b)    All information, drawings, plans, specifications, designs, reports, computations, calculations, presentations, working papers and other documents prepared by or on behalf of Consultant in furtherance of or in connection with the Services (collectively, the “Work Product”) will be and shall remain the sole and exclusive property of the Company and shall be delivered to the Company upon its request. The Company shall have full and unlimited right to use all of the same without any claim or right thereto by Consultant for any additional compensation for such use. Consultant further agrees that the Work Product and all other information developed or secured by Consultant during performance of the Services shall be kept strictly confidential and shall not be sold, traded, published or otherwise disclosed to anyone in any manner whatsoever, including by means of photocopying or reproduction, without the Company’s prior written consent. Consultant shall obtain no rights whatsoever, whether under applicable patent, copyright, trade secret laws or otherwise, in such Work Product and information unless specifically provided in writing by the Company. Consultant agrees to assign and hereby assigns to the Company all title, patents, patent rights, copyrights, mask work rights, trade secret rights and all other intellectual and industrial property rights of any sort anywhere in the world in connection with such Work Product. All works of authorship by Consultant under this Agreement will be “works made for hire” to the extent allowed by law.

7.    Equitable Relief. Money damages would not be a sufficient remedy for any breach of Sections 4, 5 or 6 of this Agreement by either Party, and the Party not in breach of this Agreement shall be entitled to seek specific performance and injunctive relief as remedies upon proof of any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity to a Party.

8.    Insurance. During the Term, Consultant shall be solely responsible for maintaining, at its own cost and expense, any insurance covering it, its employees, it or their activities and it or their business in Consultant’s sole discretion.

9.    Independent Contractor.

(a)    The Services performed by Consultant shall be as an independent contractor and not as an employee. Accordingly, with respect to this Agreement, Consultant is not entitled to the benefits provided by the Company to its employees, including, but not limited to, group insurance and participation in the Company’s employee benefit and pension plans.

(b)    In the event Consultant for any reason were to become eligible to participate in a Company-sponsored benefit program with respect to this Agreement, Consultant hereby waives any such right to participate in the program. This waiver of any right to participate in Company-sponsored employee benefit programs represents a material component of the terms of payment agreed to by the Parties. Further, Consultant is not an agent, partner, or joint venturer of the Company. Consultant shall not represent himself to third persons to be other than an independent consultant of the Company, nor shall Consultant permit himself to offer or agree to incur or assume any obligations or commitments in the name of the Company or for the Company without the prior written consent and authorization of the Company.

10.    Taxes. Consultant shall be responsible for payment of all taxes arising out of Consultant’s activities under this Agreement, including by way of illustration but not limitation, federal and state income tax, Social Security tax, unemployment insurance taxes, and any other taxes or business license fees as required. The Company will neither pay unemployment taxes on, nor withhold employment taxes from, any compensation it pays Consultant. Rather, the Company will report the amounts it pays Consultant on IRS Form 1099, to the extent required to do so under applicable Internal Revenue Code provisions. Notwithstanding the foregoing, the Company shall have the right to withhold any and all taxes from payments due to Consultant under this Agreement to the extent that such withholding may be required by any governmental body claiming jurisdiction over any payment made to or earned by Consultant hereunder, and payment by the Company to the respective governmental office of the amount of money so withheld will relieve the Company from any further obligation to Consultant with respect to the amount so withheld.

11.    Notices.  All notices under this Agreement shall be in writing and sent by hand delivery, telecopy or certified mail to the addresses set forth at the beginning of this Agreement or such other address for notice as either Party may designate from time to time.

12.    Waiver.  Failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way affect the right of the Party hereafter to enforce the same. Nor shall any waiver by the either Party of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of this provision itself.

13.    Applicable Law; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding applicable conflict-of-law rules or principles. The Parties agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be resolved by the courts of the State of Texas and of the United States of America located in the City of Houston. Both Parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of such courts for any legal suit, action or proceeding arising out of or relating to this Agreement (and agree not to commence any such legal suit, action or proceeding except in such courts). Notwithstanding the foregoing, this Section shall not limit either Party’s right to obtain any provisional or equitable remedy, including, without limitation, injunctive relief, from any court of competent jurisdiction, as may be necessary in the sole judgment of such Party to protect its rights hereunder.

14.    Severability.  The terms in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term or covenant or the application thereof to any person or circumstance shall be construed to be invalid or unenforceable, then such term shall be construed in a manner as to permit its enforceability to the fullest extent permitted by law. The remaining provisions of this Agreement shall remain in full force and effect.

15.    Successors and Assignment.  This Agreement automatically shall be binding upon and shall inure to the benefit of any person, corporation or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by purchase, merger, consolidation or by any other means whatsoever, whether direct or indirect. This Agreement shall not be assigned by Consultant unless such assignment is first approved in writing by the Company.

16.    Termination.

(a)    The Consultant may terminate this Agreement effective immediately upon written notice to the Company if the Company commits a payment breach of this Agreement and such breach is not cured within ten (10) business days after the Company receives written notice from Consultant of the breach. The Consultant may also terminate this Agreement for any reason at any time on or after the second anniversary of the Effective Date, by giving the Company at least thirty (30) days prior written notice.

(b)    The Company may terminate this Agreement effective immediately upon written notice to Consultant in the event Consultant breaches this Agreement and such breach is not cured within ten (10) business days after Consultant receives written notice from the Company of the breach.

(c)    Termination of this Agreement shall not relieve any Party from any obligation accruing or accrued to the date of such termination, nor deprive a Party not in default of any remedy otherwise available to it.

(d)    If either Party terminates this Agreement early under this Section 16, the provisions and obligations of Sections 4, 5 and 6 of this Agreement shall continue in full force and effect for the time periods stated therein.

The obligations of the Parties set forth in Sections 4, 5, 6, 8, 9, 10, and 16 shall survive the expiration or termination of this Agreement.

17.    Other Agreements/Modifications. This Agreement supersedes all other preceding agreements or understandings between the Parties regarding the Services and constitutes the entire agreement of the Parties regarding the performance of the Services. Nothing in this Agreement shall affect, lessen or negate any of the existing rights or obligations of Consultant (or Mr. Peebler) or the Company under any previous nondisclosure agreement, proprietary information agreement or any other agreement entered into by Consultant (or Mr. Peebler) with or for the benefit of the Company in conjunction with Mr. Peebler’s previous employment with the Company. This Agreement may not be amended, modified, superseded, canceled, renewed, or extended without a written instrument executed by both Parties.

18.    Representations. Consultant represents that neither Consultant nor Mr. Peebler is a party to any restrictive agreement limiting Consultant’s activities in providing the Services. Consultant further represents that at the time of the execution of this Agreement, neither Consultant nor Mr. Peebler knows of any written or oral contract or of any other impediment that would inhibit or prohibit this consulting arrangement with the Company.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

THE PEEBLER GROUP LLC                ION GEOPHYSICAL CORPORATION

By: /s/ Robert P. Peebler        By: /s/ R. Brian Hanson
Name: Robert P. Peebler        Name: R. Brian Hanson

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